Exhibit 10.3

AMENDMENT NO. 2

TO

LEASE AGREEMENT

This AMENDMENT NO. 2 TO LEASE AGREEMENT (this “Amendment”) is entered into on, and made effective as of, May 28, 2014 by and among by and among the Archdiocese of Philadelphia, an archdiocese organized and existing under and governed by Canon Law of the Roman Catholic Church and recognized by the Commonwealth of Pennsylvania as a nonprofit religious organization (the “Landlord” or the “Archdiocese”) and StoneMor Operating LLC, a Delaware limited liability company (“Operating”), StoneMor Pennsylvania LLC, a Pennsylvania limited liability company (“StoneMor Pennsylvania”), and StoneMor Pennsylvania Subsidiary LLC, a Pennsylvania limited liability company (“Subsidiary,” and together with Operating and StoneMor Pennsylvania, the “Tenant”). StoneMor Partners L.P., a Delaware limited partnership (“StoneMor”), joined in the Lease for the purpose of guarantying all of Tenant’s rental payment and other obligations under the Lease, as such guaranty obligations are set forth in Section 14.22 of the Lease. StoneMor hereby joins in this Amendment for the purpose of consenting to the Amendment and affirming the aforementioned guaranty. Each of the foregoing shall be considered a “party” to this Amendment.

WHEREAS, the parties hereto are party to that certain Lease Agreement dated as of September 26, 2013 (the “Lease”, as amended by that certain Amendment No. 1 to Lease Agreement dated as of March 20, 2014 (the “First Amendment”);

WHEREAS the parties hereto desire to make certain additional amendments to the Lease (i) to update the contents of certain Lease disclosure schedules and certain exhibits to reflect the most recent data as of the Commencement Date; (ii) to evidence the Commencement Date of the Lease and certain other dates; (iii) to provide for the execution and delivery of a Bill of Sale and Assignment from the Landlord to the Tenant to provide for the assignment and transfer of the Receivables to the Tenant pursuant to Section 3.2.6 of the Lease; (iv) to acknowledge those certain unrelated transactions affecting the Cemeteries that will not be consummated until after the Commencement Date; and (v) to provide for the post-Commencement Date pro-ration and settlement of certain utilities and other Cemetery expenses.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Lease. Any and all references to the term “Lease” or “Lease Agreement” in this Amendment, the Lease or the Transaction Documents shall mean and refer to the Lease as amended by the First Amendment and this Amendment.

2. Amendments to the Lease Schedules. Due to the passage of time since the date of the original execution of the Lease, certain schedules to the Lease require modifications and updates. As such, attached hereto as Exhibit AA are amended and restated versions of the following Lease Schedules:

Schedule 1.4.1(a)(i). Permitted Exceptions

Schedule 3.2.12. Contracts

Schedule 3.2.17. Current Employees as of May 27, 2014

Schedule 3.3.4. Pre-/At-Need Contracts

Schedule 3.5. Environmental Conditions

Schedule 5.3. Documents Provided by the Parties

Schedule 5.6. Exceptions to Approval Representations and Warranties

Schedule 6.1. Tenant’s Insurance Requirements

Schedule 6.2. Landlord’s Insurance Coverage of the Lease.

Each of these amended and restated schedules have been updated by Landlord to reflect all relevant disclosures effective as of the Commencement Date. Each such amended and restated schedule affixed hereto is intended to fully replace and supplant its corresponding schedule originally affixed to the Lease. For convenience of reference, all of the Schedules to the Lease have been attached hereto as Exhibit AA; however, only the Schedules listed above have been updated from those originally provided at the time of the execution of the Lease.

3. Amendment and Restatement of Lease Exhibits. The parties hereby amend and restate each of the following Lease exhibits with each such amended and restated Lease exhibit attached to this Amendment in the order it will appear in the Lease:

(i) Exhibit A - List of Cemeteries. The parties hereby amend and restate Exhibit A - List of Cemeteries to the Lease to read in its entirety as set forth as Exhibit A attached hereto; and

(ii) Exhibit B - Legal Descriptions of Cemeteries. The parties hereby amend and restate Exhibit B - Legal Descriptions of Cemeteries to the Lease to read in its entirety as set forth as Exhibit B attached hereto.

For the avoidance of doubt, the parties have made certain changes to the final form of agreements from the original forms of such agreements that were attached as exhibits to the Lease on the date of execution of the Lease. Such changes are evidenced in the forms of such final agreements being executed contemporaneously herewith.

4. Timing of Transactions. The parties agree as follows:

(a) The First Closing shall occur on May 28, 2014.

(b) The Second Closing shall occur on May 29, 2014.

(c) The Commencement Date of the Lease shall be effective as of 12:01 a.m., local time, on May 28, 2014.

(d) The first Lease Year shall begin on May 28, 2014 and shall end on May 31, 2015, unless terminated earlier in accordance with the Lease.

(e) The second Lease Year shall begin on June 1, 2015 and end on May 31, 2016, unless terminated earlier in accordance with the Lease. Each subsequent Lease Year thereafter shall begin on June 1st and end on the following May 31st, unless terminated earlier in accordance with the Lease.

The provisions of this Section 4 are intended to satisfy the requirement set forth in the last sentence of Section 1.4 of the Lease.

5. Bill of Sale and Assignment for Receivables. At the First Closing, the parties shall execute and deliver a Bill of Sale and Assignment in the form attached hereto as Exhibit D to provide for the assignment and transfer of the Receivables to the Tenant pursuant to Section 3.2.6 of the Lease. This document shall be considered a “Transaction Document” under the Lease.

6. Post-Closing Obligations and Transactions. The parties hereto desire to provide for certain transactions affecting the Cemeteries to be completed after the Commencement Date as follows:

(a) Holy Sepulchre Cemetery Post-Commencement Matters.

(i) Installation of Pennsylvania Department of Environmental Protection Monitoring Well. Due to the pending closure of the Sunoco gas station located across from Holy Sepulchre Cemetery on West Cheltenham Avenue, the Pennsylvania Department of Environmental Protection (the “PA DEP”) has advised as to its intention to install a monitoring well on the southeast portion of the Cemetery. The installation of this monitoring well shall not, by itself, be construed by Tenant as an adverse action by the PA DEP against the Cemetery and/or Landlord nor a breach of the environmental representations in the Lease. The PA DEP has advised that the monitoring well shall be installed on the Cemetery grounds within six (6) months following the Commencement Date. Nothing in this Amendment shall affect or limit the indemnification obligations of the Landlord with respect to the monitoring well as set forth in Section 12.1 of the Lease. Without limiting the generality of the foregoing, the Landlord shall continue to be obligated to indemnify the Tenants with respect to any liability, cost or expense or other Claim with respect to the monitoring well.

(ii) Proposed Sale of 1.10 Acre Portion of Cemetery to Arcadia University. The Tenant hereby acknowledges, agrees and consents to that certain Agreement of Sale dated April 23, 2014 between Landlord and Arcadia University for the sale of a portion of Holy Sepulchre Cemetery (approximately 1.10 acres) to Arcadia University. A true, correct and complete copy of this agreement has been provided to the Tenant. Pursuant to the terms of such agreement, the Closing Date (as defined therein) must occur within thirty (30) days of zoning approval of Arcadia’s planned use of the land. As such, as of the effective date of this Amendment, the Landlord anticipates that the sale of this 1.10 acre parcel shall be consummated prior to the one (1) year anniversary of the Commencement Date. Within thirty (30) days of the consummation of the sale, the Landlord and the Tenant shall commence an update to the legal description for the remainder of the Cemetery as set forth in the Memorandum of Lease, Exhibit B of the Lease, the Deed conveying title to the Cemetery to HoldCo, the Mortgage encumbering the Cemetery and any such other document requiring a legal description of this Cemetery such that the updated legal description reflects the disposition of the 1.10 acre parcel to Arcadia University. The Net Sale Proceeds of the sale shall be divided such that forty-nine percent (49%) of the Net Sale Proceeds shall be distributed to the Tenant while fifty-one percent (51%) of the Net Sale Proceeds shall be distributed to the Landlord.

(b) Saints Peter & Paul Cemetery Post-Commencement Matters.

(i) Proposed sale of 24.124 acres to The Benson Companies, LLC. The Tenant hereby acknowledges, agrees and consents to that certain Agreement of Sale (as amended) dated June 7, 2013 between the Landlord and The Benson Companies, LLC for the proposed sale of a portion of Saints Peter and Paul Cemetery (approximately 24.124 acres) to The Benson Companies, LLC. The Benson Companies, LLC intend to develop this portion of this Cemetery (together with its existing landholdings adjacent to this parcel) into a residential development (the “Project”). As of the effective date of this Amendment, the Landlord anticipates that the sale of this 24.124 acre parcel shall be consummated prior to the one (1) year anniversary of the Commencement Date. As a condition precedent of closing, The Benson Companies, LLC have agreed to include in any condominium declaration or such other planned development documents created to govern the Project, notification to potential purchasers of the right of this Cemetery to expand its development, unopposed, within the areas of this Cemetery that are amenable to development. Within thirty (30) days of the consummation of the sale, the Landlord and the Tenant shall commence an update to the legal description for the remainder of this Cemetery as set forth in the Memorandum of Lease, Exhibit B of the Lease, the Deed conveying title to this Cemetery to HoldCo, the Mortgage encumbering the Cemetery and any such other document requiring a legal description of this Cemetery such that the updated legal description reflects the disposition of the 24.124 acre parcel to the Benson Companies. The Net Sale Proceeds of the sale shall be divided such that forty-nine percent (49%) of the Net Sale Proceeds shall be distributed to the Tenant while fifty-one percent (51%) of the Net Sale Proceeds shall be distributed to the Landlord. The Landlord shall work in good faith in with the Tenant, keeping Tenant apprised of all phases and information given to Landlord, to minimize any adverse affects of the outsale and development of the Project by The Benson Companies, LLC, on Saints Peter and Paul Cemetery and the future development thereof for burial purposes, including, but not limited to, restrictions, setbacks and buffers imposed in connection with the Project, via zoning or otherwise, that would create collateral consequences on Tenant’s future ability to develop the cemetery, specifically including those portions of the cemetery adjacent to the Project. Landlord shall use commercially reasonable efforts to ensure that The Benson Companies, LLC minimizes any interference with Tenant’s operation and development of the cemetery during the feasibility period and development of the Project.

(c) Post-Commencement Pro-Ration of Expenses. The Commencement Date shall occur a few days prior to the end of the calendar month and in the middle of the billing cycles of the various utilities, expenses, municipal fees and such other related charges pertaining to the operation of the Cemeteries (collectively, “Operational Costs”). The Landlord is utilizing best efforts to provide final invoices and bills for each of these Operational Costs so that these Operational Costs, to the extent applicable, may be pro-rated between the parties. Because the invoices and bills for certain of the Operational Costs may not be issued until after the Commencement Date, the parties hereto agree to undertake any and all requisite and necessary pro-rations, adjustments and/or allocation of costs between the Landlord and Tenant at such time that the applicable invoice or bill becomes available but in no event later than sixty (60) days after the Commencement Date.

7. Confirmation. Except as expressly amended by this Amendment, the Lease is not modified hereby, is hereby ratified and confirmed, and shall remain in full force and effect. The contents of this Amendment, including without limitation, all amended and restated exhibits and schedules of the Lease attached hereto, hereby supersede (i) all prior versions of each schedule and exhibit amended and restated herein and (ii) all prior understandings and agreements, whether written or oral, among the parties hereto relating to the matters provided for herein.

8. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

9. Applicable Law. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without regard to principles of conflict of laws.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals this day and year first above written.

TENANT

STONEMOR OPERATING LLC, a Delaware limited liability company

By:	/s/ Frank Milles
Name:	Frank Milles
Title:	Vice President

STONEMOR PENNSYLVANIA LLC, a Pennsylvania limited liability company

By:	/s/ Frank Milles
Name:	Frank Milles
Title:	Vice President

STONEMOR PENNSYLVANIA SUBSIDIARY LLC, a Pennsylvania limited liability company

By:	/s/ Frank Milles
Name:	Frank Milles
Title:	Vice President

STONEMOR, solely in its capacity as guarantor

STONEMOR PARTNERS L.P., a Delaware limited partnership

By:	/s/ Frank Milles
Name:	Frank Milles
Title:	Vice President

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LANDLORD

ARCHDIOCESE OF PHILADELPHIA

By:	/s/ Daniel J. Kutys
Name:	Monsignor Daniel J. Kutys
Title:	Moderator of the Curia, Attorney-in-fact for Most Reverend Charles J. Chaput, O.F.M., Cap, Archbishop of Philadelphia

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